UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Buckeye Partners, L.P. (“Buckeye”). In connection with the proposed acquisition, Buckeye intends to file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including a proxy statement in preliminary and definitive form. Holders of Buckeye’s LP Units (the “Unitholders”) are urged to read all relevant documents filed with the SEC, including Buckeye’s proxy statement when it becomes available, because they will contain important information about the proposed transaction and the parties to the proposed transaction. Investors and Unitholders are able to obtain the documents (once available) free of charge at the SEC’s website at www.sec.gov, or free of charge from Buckeye at http://www.buckeye.com/InvestorCenter/SECFilings/tabid/222/Default.aspx or by directing a request to Buckeye’s Investor Relations Department at 800-422-2825 or irelations@buckeye.com.

Participants in the Solicitation

Buckeye and its respective directors, executive officers, general partners, limited partners and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from Buckeye’s Unitholders in favor of the proposed transaction.  Information about the directors and executive officers of Buckeye’s general partner is set forth in Buckeye’s Proxy Statement on Schedule 14A for its 2019 Annual Meeting of Limited Partners, which was filed with the SEC on April 17, 2019, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on February 15, 2019. These documents may be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants which may, in some cases, be different than those of Buckeye’s Unitholders generally, will also be included in Buckeye’s proxy statement relating to the proposed transaction, when it becomes available.

Cautionary Note Regarding Forward-Looking Statements

The information contained in this communication includes “forward-looking statements.” All statements that express belief, expectation, estimates or intentions, as well as those that are not statements of historical facts, are forward-looking statements. Such statements use forward-looking words such as “proposed,” “anticipate,” “project,” “potential,” “could,” “should,” “continue,” “estimate,” “expect,” “may,” “believe,” “will,” “plan,” “seek,” “outlook” and other similar expressions that are intended to identify forward-looking statements, although some forward-looking statements are expressed differently. These statements discuss future expectations and contain projections. Specific factors that could cause actual results to differ from those in the forward-looking statements include, but are not limited to: (i) changes in federal, state, local and foreign laws or regulations to which Buckeye is subject, including those governing pipeline tariff rates and those that permit the treatment of Buckeye as a partnership for federal income tax purposes; (ii) terrorism and other security risks, including cyber risk, adverse weather conditions, including hurricanes, environmental releases and natural disasters; (iii) changes in the marketplace for Buckeye’s products or services, such as increased competition, changes in product flows, better energy efficiency or general reductions in demand; (iv) adverse regional, national, or international economic conditions, adverse capital market conditions and adverse political developments; (v) shutdowns or interruptions at Buckeye’s pipeline, terminalling, storage and processing assets or at the source points for the products Buckeye transports, stores or sells; (vi) unanticipated capital expenditures in connection with the construction, repair or replacement of Buckeye’s assets; (vii) volatility in the price of liquid petroleum products; (viii) nonpayment or nonperformance by Buckeye’s customers; (ix) Buckeye’s ability to integrate acquired assets with its existing assets and to realize anticipated cost savings and other efficiencies and benefits; (x) Buckeye’s ability to successfully complete its organic growth projects and to realize the anticipated financial benefits; (xi) the risk that the proposed merger with Hercules Intermediate Holdings LLC may not be completed in a timely manner or at all; (xii) Buckeye’s failure to receive, on a timely basis or otherwise, the required approval of the proposed merger with Hercules Intermediate Holdings LLC by Buckeye’s Unitholders; (xiii) the possibility that competing offers or acquisition proposals for Buckeye will be made; (xiv) the possibility that any or all of the various conditions to the consummation of the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (xv) the occurrence of any event, change or other circumstance that could give rise to the termination of the Agreement and Plan of Merger dated May 10, 2019, between Hercules Intermediate Holdings LLC, Hercules Merger Sub LLC, Buckeye, Buckeye Pipe Line Services Company and Buckeye GP LLC (the “Merger Agreement”), including in circumstances which would require Buckeye to pay a termination fee or other expenses; (xvi) the effect of the announcement or pendency of the transactions contemplated by the Merger Agreement on Buckeye’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally; (xvii) risks related to diverting management’s attention from Buckeye’s ongoing business operations; (xviii) the risk that Unitholder litigation in connection with the transactions contemplated by the Merger Agreement may result in significant costs to defend or resolve; (xix) the possibility that long-term financing for the proposed acquisition may not be available on favorable terms, or at all; and (xx) the cautionary discussion of risks and uncertainties detailed in Part I, Item 1A, “Risk Factors” and Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Buckeye’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (as filed with the SEC on February 15, 2019) and other risk factors identified herein or from time to time in Buckeye’s periodic filings with the SEC. These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of Buckeye’s forward-looking statements. Other known or unpredictable factors could also have material adverse effects on future results. Consequently, all of the forward-looking statements made in this communication are qualified by these cautionary statements, and Buckeye cannot assure you that actual results or developments that it anticipates will be realized or, even if substantially realized, will have the expected consequences to or effect on Buckeye or its business or operations.

The forward-looking statements contained in this communication speak only as of the date hereof. Although the expectations in the forward-looking statements are based on Buckeye’s current beliefs and expectations, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date hereof. Except as required by federal and state securities laws, Buckeye undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. All forward-looking statements attributable to Buckeye or any person acting on Buckeye’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this communication and in Buckeye’s future periodic reports filed with the SEC. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication may not occur.

On May 10, 2019, Buckeye Partners, L.P. (“Buckeye”) hosted a conference call in connection with its earnings announcement for the first quarter of 2019 and the announcement of the proposed acquisition (the “Proposed Acquisition”) of Buckeye by an affiliate of IFM Global Infrastructure Fund (“IFM”).  Set forth below are excerpts from the preliminary transcript of such conference call relating to the Proposed Acquisition.

Q1 2019 Earnings Call

Presentation

Kevin Goodwin, Vice President and Treasurer

Thank you, Josh.  And good morning everyone and welcome to Buckeye’s Financial Results conference call for the first quarter of 2019 and this morning’s conference call.  Clark Smith, our Chairman, President and Chief Executive Officer will provide additional information on the transaction with (inaudible) investors that we announced this morning.

[Portions of the transcript that are unrelated to the Proposed Acquisition are omitted.]

We would like to remind everyone that we may make comments on the call that could be construed as forward-looking statements as defined by the SEC, including statements regarding our target leverage and coverage ratios and the transaction with (inaudible) and investors.  Future results are subject to numerous contingencies, many of which are outside of our control.

any forward-looking statements we make are qualified by the risk factors and other information set forth in our Form 10-K for the year ended December 31 2018, which is filed with the SEC and available on the Buckeye website at www.buckeye.com. We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today.

[Portions of the transcript that are unrelated to the Proposed Acquisition are omitted.]

With that I will turn the call over to our Chairman, President and CEO, Clark Smith.

Clark Smith, Chairman, President and Chief Executive Officer

Thank you, Kevin and good morning everyone.  We appreciate you joining our call today.  As Kevin mentioned, we are very excited to be announcing that we have agreed to be acquired by entities affiliated with IFM in Melbourne, Australia-based investor-owned fund manager for $41.50 per unit, the all-cash transaction is valued at $10.3 billion enterprise value and $6.5 billion equity value.  I assume is one of the leading and largest global infrastructure investors with $90 billion of assets under management, they represent more than 15 million pension fund members and have considerable expertise in global infrastructure including several energy investments in the US.

[Portions of the transcript that are unrelated to the Proposed Acquisition are omitted.]

Turning now to this morning’s announcement, we believe this also provides both attractive and immediate value for unit holders.  Our proposed transaction with IFM is the culmination of a comprehensive, strategic review of our asset portfolio and financial strategy that we launched in 2018.  This review resulted in the sale of a package of domestic refined product pipeline and terminal assets as well as our VTTI equity interest.  The goal of this review was to enhance the stability of our business to drive long-term returns for our unit holders and we are confident that the actions we took

Unidentified Speaker

for definitive steps in the right direction to meet those objectives.  (inaudible) offer represents a significant premium of 31.9% since November 1st,2018, which was the last trading day prior to our announcement of certain strategic actions being taken as a result of this review and a premium of 27.5% over yesterday’s closing price.

We believe that the trend toward more stability and self-funding in the public equity markets, as we can, public company multiples and resulted in an undervaluation of Buckeye’s assets.  On the other hand, there has been strong interest from private equity in infrastructure funds in midstream asset, which has resulted in attractive multiples of many recent private transactions.

We benefited from that interest ourselves last year, as reflected in the premium multiples we were able to achieve on our asset sales.  The dislocation between private market assets and public valuations, continues to grow the midstream space, in the transaction with buy and will allow our unit holders to take advantage of that disconnect.

We are continuously evaluating options to maximize value for our unit holders, following a detailed review IFMs’ offered in our position in the public markets.  Our board and senior leadership team (inaudible) concluded that IFMs’ offer is in the best interest of Buckeye.

To summarize the software delivers immediate and enhanced value for our unit holders, at an attractive premium over both our unit price prior to the announcement of our strategic actions in November 2018, as well as our current unit price.  We believe this offer more appropriately reflect the fair value of our underlying assets, compared to our public market valuation, providing that all cash offer to our unitholders, mitigates the risk and exposure to the uncertainty of public valuations of MLPs.

Unit holders will continue to be entitled to receive regular quarterly cash distributions, declared by the Buckeye Board, that are paid on a date prior to the closing of the transaction, but not thereafter.  We believe it, partnering with IFC in this transaction leave Buckeye well positioned to continue to operate over the long term, for the benefit of our partners as well as for our customers, our employees and our communities.

We look forward to partnering with IFM on the next stage of Buckeye’s growth.  In terms of next steps, we expect the following proxy statement in the coming weeks and we’ll then hold a unit holder vote on the transaction, the transaction is subject to unitholder and regulatory approvals, as well as other customary closing conditions as is expected to close in the 4th quarter of 2019.

[Portions of the transcript that are unrelated to the Proposed Acquisition are omitted.]

Questions And Answers Operator

Thank you, ladies and gentlemen (Operator Instructions).  Our first question comes from Shneur Gershuni of UBS.  You may proceed with your question.

Shneur Gershuni, Analyst

Hi, good morning everyone.  Big news today.  Thank you.  Was just wondering if you can sort of talk about the process a little bit.  You mentioned that was robust, but were there any other offers, was it a competitive process? and if you can share your thoughts on why sell now? versus your comments in the past about a recovery in the second half of this year and growth into 2020, in terms of getting the right valuation for the company.

Clark Smith, Chairman, President and Chief Executive Officer

The Shneur, this is Clark

Unidentified Speaker

We’re going to explain more about the process in the proxy will be found a couple weeks only refer to that for pretty in-depth analysis of discussion, but the process really began with our strategic review last year, we look at, as you know, a comprehensive set of options for the company, which included all opportunities to improve value for our unit holders.

We just think when you see what you’re going to see in the proxy in terms of the value we are receiving upfront, the significant premium against our outlook going forward, we feel like this is the best option for our company.

Okay, fair enough.  Kind of a few technical questions here.  If there are any limits on your distributions that are being declared until the merger closes, could we see one, two or three distributions.  Just wondering if you can sort of talk about any limitations that you have on it.

Unidentified Participant

Well, the only limitations.  I mentioned in our remarks is we’re going to be paying the distribution is ordinary course, till obviously the deal closes and that’ll cease.  So, you’ll see ordinary course distributions made till the close.

Unidentified Speaker

Okay, great.  And then from a ratings perspective, do you expect that will you remain investment grade as part of this new company or is that subject to review.

Unidentified Participant

You know that will depend largely here on how ultimately Buckeye’s capital, the capitalized on a go-forward basis.  So, I really don’t have any comments on that because that’s again, it’s going to be dependent upon the acquirer and now they like to capitalize the business.

Unidentified Speaker

Great.  And one final question, I recognize, you’re obviously focused on this transaction and we go from there.  [Portions of the transcript that are unrelated to the Proposed Acquisition are omitted.]

Unidentified Speaker

Great, thank you very much guys.

Unidentified Participant

Actually thank you.

Operator

Thank you.  And our next question comes from Theresa Chen of Barclays.  You may proceed with your question.

Theresa Chen, Research Analyst

Good morning, congratulations on the announcement today

Unidentified Participant

Thank you.

So, related to the distributions, just to be crystal clear, if the fourth quarter transaction closed timeline remains intact, does that mean you will definitely be paying the August distribution and then the November distribution will be TBT -- TBD [ph] depending on when exactly the transaction closes in the fourth quarter.

Clark Smith, Chairman, President and Chief Executive Officer

Just to make sure we understand the question Theresa [ph], you’re saying, if we have a fourth quarter close, will we pay the August distribution, is that (multiple speakers)

Theresa Chen, Research Analyst

Well, you’ll be definitely paying the August distribution and the fourth quarter to be paid, the distribution to be paid in the fourth quarter or for the third quarter, will it be dependent on exactly when the transaction closes, either October, November, December.

Clark Smith, Chairman, President and Chief Executive Officer

Yes, the August distribution will be paid, assuming a fourth quarter close, and then the payment of the fourth quarter distribution will be dependent on the timing of the close.

Theresa Chen, Research Analyst

Great.  And in terms of the regulatory approval timeline, can you outline what kind of hurdles you’re looking to pass and when and if there’s anything unique we should consider for the transaction, given the buyer.

Unidentified Speaker

Not customary regulatory approvals, we’re going to be approved from the Pennsylvania PUC (inaudible) authorities --

Clark Smith, Chairman, President and Chief Executive Officer

We’ll have (inaudible) approval will be --

Unidentified Speaker

We think that this approval is still question on whether that’s required or not --

Clark Smith, Chairman, President and Chief Executive Officer

It’s customary closing (inaudible) and regulatory approvals to reach nothing out of the extraordinary there.

Unidentified Speaker

Right.

Theresa Chen, Research Analyst

Got it.  Thank you very much.

Clark Smith, Chairman, President and Chief Executive Officer

Thanks Theresa.

Unidentified Speaker

Thank you.  And our next question comes from Jeremy Tonet from JPMorgan.  You may proceed with your question.

Jeremy Tonet, Analyst

Just want to start off, Clark, Keith, and team, congratulations on this transaction.

Clark Smith, Chairman, President and Chief Executive Officer

Thanks Jeremy.  I wanted to just touch a little bit more of the details, and if you could disclose if there is a breakup fee involved at the deal were to not happen for some reason.  There is a break fee Jeremy, it’s a 2% break fee.

Jeremy Tonet, Analyst

That’s helpful.  Thanks.

Unidentified Speaker

Just what we laid out in that, we’ll follow the merger agreement after the close of the market today and it will address to break fees.

Clark Smith, Chairman, President and Chief Executive Officer

Yes, 2% of equity, just to be clear.

Unidentified Speaker

There is not a (inaudible).

Jeremy Tonet, Analyst

Okay, got it.  And I don’t know if you’re able to touch on this, but as far as how IFM is able to deliver this cash, do they have the funds there or do they need to go out and raise funds in the credit markets or is there anything that you can say on that end as far as our visibility to that payment?

Unidentified Speaker

what I will say is this, no financing contingencies, let’s just leave it at that.

Unidentified Participant

Fair enough.  I’ll stop there.  Thank you.

Unidentified Speaker

Thanks, [ph]Jeremy .

Operator

Thank you.  And our next question comes from Sunil Sibal of Seaport Global.  You may proceed with your question.

Sunil Sibal, Analyst

Thank you.  Hi, good morning guys and congratulations on the transaction.

Unidentified Speaker

Thank you.

Sunil Sibal, Analyst

Yeah, Just wonder, you touch upon something with -- some of the other midstream players, have talked about, especially in terms of attracting new business, investment grade ratings, have been kind of talked about a fair bit in that regard, and I think when you did your strategic review, you also kind of highlighted that, not just from a cost of capital perspective but, beyond that.

I was wondering if you could touch upon that, especially as your business mix has changed with the acquisitions that you saw you’ve done.  Do you think you know we investment grade rating is important from new business perspective to and any color you can provide there would be helpful.

Unidentified Speaker

Again, as far as maintaining investment grade credit rating, that’s going to be contingent upon, How the new owner to capitalize the business? certainly, as we continue to operate on a standalone basis, that’s something we certainly want to maintain and as -- is very important to us, as a public -- traded MLP.  It will be up to our new auditors to determine again how they’re going to capitalize the company going forward in the implications of that on the investment-grade rating.

Sunil Sibal, Analyst

Okay, then.  Are there any change of control provisions in any of your debt securities that are outstanding, including the (inaudible) ?

Unidentified Speaker

There are no -- the only issue that we would have relative to a change in control, would be our revolving credit facility.  All of the bonds, would remain outstanding.

Sunil Sibal, Analyst

Okay, got it.  That’s all I had.  Thanks for the clarity, guys.

Unidentified Speaker

Thank you.

Operator

Thank you.  (Operator Instructions) Our next question comes from Tristan Richardson of SunTrust.  You may proceed with your question.

Tristan Richardson, Analyst

Hey, Good morning guys, just a quick question on, thinking about large global infrastructure buyers and incentives and Do you think that -- you guys mentioned that this started with the strategic review last year, Do you think that your actions in the strategic review, enhanced discussions are made discussions more positive with the range of potential acquirers throughout the process?

Unidentified Speaker

Yeah, I think the discussions, Tristan, did help by think that the actions that we took, that we announced

Unidentified Speaker

In the third quarter, also showed the company was repositioned itself to be a more stable and could fit under a self-funding umbrella, but at the same time, we are always looking to try and maximize value for the unit holders and this opportunity turn out to be one that we felt was extremely positive.

[Portions of the transcript that are unrelated to the Proposed Acquisition are omitted.]

Adam Breit, Analyst

Yeah.  Hey, good morning guys.  Just real quick one.  Was this deal previewed at all with the rating agencies either by you or by IFM and who is kind of interfacing with the rating agencies going forward here.  while this deals being closed.

Unidentified Speaker

I can’t really make any comments that we regarding any conversations that we or the acquired that with the rating agencies.  Not at this point.

Adam Breit, Analyst

Got it.  That’s all I had.  Thank you.

Unidentified Speaker

Thank you.  And I’m not showing any further questions at this time, I would now like to turn the call back over to Clark Smith for any further remarks.

Clark Smith, Chairman, President and Chief Executive Officer

Thanks Josh.  And thanks again everyone for joining us today.  We are confident that our go private deal with IFM is the right transaction.  At the right time, with the right partner at an attractive price for our unit holders.  For now to close, it’s business as usual, Buckeye with a continued focus on safety and compliance project execution and capital discipline.

Have a great weekend.

Operator

Thank you, ladies and gentlemen, thank you for participating in today’s conference.  This does conclude today’s program.  And you may all disconnect.  Everyone have a wonderful day.